Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lear Corporation and to the incorporation by reference therein of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Lear Corporation, and the effectiveness of internal control over financial reporting of Lear Corporation, included in its Annual Report (Form 10-K as amended on Form 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
December 19, 2008